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                                                                    Exhibit 99.1


FINDWHAT.COM                                               PRESS RELEASE
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FindWhat.com Contact:                                      Miva Contact:
Karen Yagnesak                                             Derek Finley
239-561-7229                                               858-731-4115
KarenY@FindWhat.com                                        Derek@Miva.com


      FINDWHAT.COM AND MIVA CORPORATION ANNOUNCE COMPLETION OF ACQUISITION
             - Miva Becomes an Operating Division of FindWhat.com -

FORT MYERS, FL AND SAN DIEGO, CA - JANUARY 5, 2004 - FINDWHAT.COM (NASDAQ:
FWHT), a leading developer and provider of performance-based marketing services for the Internet, today announced the completion of its acquisition of Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses. Under the terms of the agreement, announced September 3, 2003, FindWhat.com has acquired Miva for approximately $8.0 million, with Miva shareholders receiving approximately $2.7 million in cash and approximately 165,000 shares of FindWhat.com common stock, while FindWhat.com assumes approximately $2.5 million in Miva liabilities.

FindWhat.com is increasingly focused on the needs of small-to-medium sized businesses (SMEs), and with the completion of this acquisition, is poised to offer a more complete and comprehensive business solution to SMEs in the U.S. According to the Kelsey Group, U.S. SMEs this year will spend over $3 billion of their advertising budgets on developing, building, hosting and promoting their websites. FindWhat.com plans to allow the tens of thousands of advertisers on the FindWhat.com Network to have access to the e-commerce shopping software, related plug-ins, modules and hosting services available through Miva Merchant and its partners, while offering the tens of thousands of Miva merchants the ability to promote their websites through the FindWhat.com Network. FindWhat.com plans to continually advance state-of-the-art technology, solutions and services for SMEs.

"We continue to be very impressed with Miva's ability to provide best-of-breed e-commerce applications to the SME marketplace," said Craig Pisaris-Henderson, chairman and CEO of FindWhat.com. "We look forward to working on integrating our products, and providing a scalable and customizable solution for online businesses globally."

Joe Austin, president and CEO of Miva Corporation, now joins the management team of FindWhat.com as general manager of its Miva division. The Miva division is based in San Diego, CA.

ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, MetaCrawler, Dogpile, and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.


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ABOUT THE MIVA(R) DIVISION OF FINDWHAT.COM
Founded in 1996, Miva Division provides a leading online platform for small to medium sized enterprises (SMEs). The Miva Platform consists of software, services, and a partner network assembled for the purpose of helping to create and enhance online business. Miva partners are at the forefront in servicing the increasing number of small to mid-size enterprises using the Internet to expand their market reach. Partners can easily and quickly integrate the Miva platform of applications and API's with their existing services to deliver complete online business solutions to SMEs. Miva is a leader in offering the ease of browser-based point and click online business creation, combined with deep customizability and integrated SME focused marketing services. For more information about Miva call 1.858.490.2570 or visit www.miva.com.

FORWARD LOOKING STATEMENTS
This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include, without limitation, statements addressing future financial and operating results and statements relating to the magnitude, timing, effects, and any synergies that may result from the proposed acquisition. In addition, past performance cannot be relied on as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: potential that the information and estimates used to predict anticipated revenues and expenses were not accurate; difficulties executing implementation and integration strategies or achieving planned synergies; other economic, business, and competitive factors generally affecting the business of the combined company; risk that transaction costs and integration costs will be higher than anticipated; risk that the acquisition may result in disruption of our existing business, distraction of our management and diversion of other resources; risk that the completion of the acquisition may cause a breach under various agreements to which Miva is a party and possibly lead to the termination of, or nonperformance under, these and other Miva agreements; and the inability of Miva to leverage off of its existing client base and distribution partners. More detailed information regarding other risks affecting FindWhat.com are set forth in FindWhat.com's filings with the Securities and Exchange Commission, including the Amendment No. 1 to Annual Report on Form 10-KSB for fiscal 2002 and the most recent quarterly reports on Form 10-Q. FindWhat.com is under no obligation to (and expressly disclaims any such obligation to) update or alter the forward-looking statements, whether as a result of new information, future events, or otherwise.

(R) Registered Trademarks of FindWhat.com